UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 25, 2014

___________________________

ACCELERON PHARMA INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-36065 (Commission File Number)	27-0072226 (I.R.S. Employer Identification Number)

128 Sidney Street Cambridge, MA (Address of principal executive offices)		02139 (Zip Code)

Registrant’s telephone number, including area code:  (617) 649-9200

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On July 25, 2014, Acceleron Pharma Inc. (the “Company”) and the Salk Institute for Biological Studies (“Salk”) entered into an amendment (the “Amendment”) to that certain Exclusive License Agreement between Salk and the Company regarding Activin Receptors (Type IIB) and Related Subject Matter for Therapeutic and Diagnostic Purposes, dated August 11, 2010 (the “License Agreement”). The License Agreement provides the Company with a license with respect to certain of Salk's U.S. patents related to the ActRIIB activin receptor proteins.

The Amendment was entered into as a condition to a settlement with Salk that provides for the release of all claims in the lawsuit that Salk previously filed on October 18, 2012. In its suit, Salk alleged that the Company breached the License Agreement. Salk contended that the Company owed Salk a greater share of the upfront payment that the Company received under the Company’s now-terminated agreement with Shire AG regarding ACE-031, and a greater share of the upfront payment and development milestone payments that the Company has received under its ongoing collaboration agreement with Celgene Corporation regarding ACE-536 (the “Celgene Agreement”).

In its complaint, Salk sought a payment of approximately $10.5 million plus interest and a 15% share of future development milestone payments received by the Company under the Celgene Agreement. Pursuant to the settlement, the Company has made a one-time total payment of $5 million, inclusive of interest, to Salk and the Company has agreed to pay Salk 6% of future development milestone payments received under the Celgene Agreement relating to ACE-536. Finally, the Company and Salk have further agreed that the royalty percentage on net sales of ACE-536 will remain at 1% as provided in the License Agreement, and that such royalty will be payable until June 2022.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACCELERON PHARMA INC.

	By:	/s/ John Quisel
John Quisel
Senior Vice President and General Counsel

Date: July 25, 2014

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